Exhibit 10.12

Base Salaries of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$1,146,700
Regina A. Harm President of Afton Chemical Company	$585,300
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$519,800
Brian D. Paliotti Chief Financial Officer and Vice President	$500,000
Bryce D. Jewett, III Vice President, General Counsel	$424,000